                                                                      EXHIBIT 11


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                                                                 EXHIBIT 11

                                   NVR, INC.
                       Computation of Earnings Per Share
               (amounts in thousands, except per Share amounts)

                                                    YEAR ENDED            YEAR ENDED           YEAR ENDED
                                                DECEMBER 31, 1996     DECEMBER 31, 1995     DECEMBER 31, 1994
                                                -----------------     -----------------     -----------------
 1.  Net income                                 $        25,781       $        17,327       $         10,469

 2.  Average number of Shares
     outstanding                                         14,621                15,334                 17,007

 3.   Shares issuable upon exercise of
      dilutive options, warrants and
      subscriptions outstanding
      during period, based on average market
      price                                                 348                    39                     90

*4.  Shares issuable upon exercise of
     dilutive options, warrants and
     subscriptions outstanding during
     period, based on higher of
     average or end of period market price                  738                   458                     90

 5.  Average number of Shares and
     Share equivalents outstanding (2 + 3)               14,969                15,373                 17,097

*6.   Average number of Shares
      outstanding assuming full dilution
      (2 + 4)                                            15,359                15,792                 17,097

 7.   Net income per Share
      and Share equivalents (1/5)               $          1.72       $          1.13       $           0.62

*8.  Net income per Share/Unit,
     assuming full dilution (1/6)               $          1.68               $  1.10       $           0.62

* The calculation for fully diluted earnings per share is submitted in accordance with Regulation S-K, Item 601 (11) although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3% for the periods presented.

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